Exhibit 10.21

CAMPING WORLD HOLDINGS, INC.

DIRECTOR STOCK OWNERSHIP POLICY

as of October 6, 2016

Purpose

This Non-Employee Director Stock Ownership Policy (the “Policy”) of Camping World Holdings, Inc. (the “Company”), together with the equity awards granted to certain members of the board of directors of the Company (the “Board”) pursuant to the Company’s Non-Employee Director Compensation Policy, as may be amended from time to time (the “Non-Employee Director Compensation Policy”), is designed to align the interests of members of the Board with the interests of the Company’s Class A common stockholders. This Policy shall become effective as of the day prior to the first date upon which Class A common stock (“Common Stock”) is listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system (the “Effective Date”), provided if the Company’s initial public offering is not consummated on or prior to March 31, 2017 this policy shall be void ab initio.

Eligibility

This Policy shall apply to all members of the Board that are not employees of the Company or its subsidiaries (each, a “Non-Employee Director”).

Share Retention Policy

Effective as of the fifth anniversary of the later of (i) the Effective Date, (ii) the first date of a Non-Employee Director’s service on the Board, each Non-Employee Director is encouraged to hold, directly or indirectly, shares of Common Stock and/or membership interests in CWGS Enterprises, LLC (“LLC Interests”) and at all times make good faith progress towards holding Qualifying Shareholdings (as defined herein) equal to or in excess of the Non-Employee Director’s ownership threshold, as described under “Ownership Threshold” below, as such threshold may be amended by the Company’s Nominating and Corporate Governance Committee (the “Committee”) from time to time.

Ownership Threshold

Each Non-Employee Director’s ownership threshold is an amount equal to five times his or her annual base retainer fee.

The Company uses the closing price per share of the Common Stock on the applicable measurement date to determine the number of Qualifying Shareholdings required to meet the ownership threshold.

Qualifying Shareholdings

Securities that qualify in determining whether a Non-Employee Director has satisfied the shareholding requirements of this Policy (“Qualifying Shareholdings”) include:  (i) issued and outstanding shares of Common Stock held, directly or indirectly, beneficially or of record by the Non-Employee Director that are not subject to transfer or other restrictions; (ii) issued and outstanding LLC Interests held, directly or indirectly, beneficially or of record by the Non-Employee Director; (iii) issued and outstanding shares of Common Stock or LLC Interests held by a Qualifying Trust (as defined below); (iv) issued and outstanding shares of Common Stock or LLC Interests held by a 401(k) or other qualified pension or profit-sharing plan for the benefit of the Non-Employee Director (whether denominated in shares or units); and (v) shares of Common Stock underlying vested Company time-based stock options, restricted stock and restricted stock units; provided that the number of shares of Common Stock underlying stock options, restricted stock or restricted stock units constituting Qualifying Shareholdings shall equal the number of shares of Common Stock that would be deliverable upon exercise or settlement in full of the respective awards, less (A) a number of shares of Common Stock with a value equal to any applicable income and employment taxes, utilizing an assumed tax rate equal to 40% (the “Tax Amount”), and (B) in the case of stock options, a number of shares of Common Stock with a value equal to the exercise price thereof.  The Company uses the closing price per share of Common Stock on the applicable measurement date to determine the number of shares needed to satisfy the Tax Amount and the exercise price.

For purposes of the foregoing paragraph, “beneficial ownership” shall mean the ownership or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, of (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. “Qualifying Trust” means a trust created for the benefit of the Non-Employee Director, the Non-Employee Director’s spouse, or members of the Non-Employee Director’s immediate family.

Qualifying Shareholdings Reporting

Each Non-Employee Director shall report in such Non-Employee Director’s annual Director and Officer Questionnaire (“D&O Questionnaire”) his or her Qualifying Shareholdings as of the date the D&O Questionnaire is completed and, in the case of newly appointed Non-Employee Directors, such information shall also be reported in such Non-Employee Director’s initial D&O Questionnaire.

Remedies for Non-Compliance

The Committee has the authority to review each Non-Employee Director’s compliance (or progress towards compliance) with this Policy from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Non-Employee Director as the Committee determines to be necessary or appropriate in order to achieve the purposes of this Policy.  For example, the Committee may mandate that a Non-Employee Director retain (and not transfer) all or a portion of any shares delivered to the Non-Employee Director through the Company’s equity plans or otherwise restrict the Non-Employee Director’s transfer of previously owned shares.

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Undue Hardship

There may be instances in which this Policy would place a severe hardship on a Non-Employee Director or prevent the Non-Employee Director from complying with a court order, such as a divorce settlement, or other legal requirement.  In these instances, the Non-Employee Director must submit a request in writing to the Committee or its designee that summarizes the circumstances and describes the extent to which an exemption is being requested.  The Committee or its designee will make the final decision as to whether an exemption will be granted.  If such a request is granted in whole or part, the Committee or its designee will work with the Non-Employee Director to develop an alternative stock ownership plan that reflects both the intention of this Policy and the Non-Employee Director’s individual circumstances.

Administration

This Policy is administered and interpreted by the Committee.  The Committee retains the authority to make exceptions to or waivers of the Policy based upon changes in circumstances or to otherwise amend or alter the Policy as it may determine appropriate.  The Committee will review each Non-Employee Director’s compliance efforts with respect to this Policy no less than annually and will review this Policy from time to time as the Committee deems necessary or appropriate.

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